March 22, 2000



Ms. Florence Reid
Prudential Investments
Two Gateway Center
3rd Floor
Newark, NJ 07102


Ms. Reid:

This correspondence serves to confirm the rating of "AAA" assigned by Duff & Phelps Credit Rating Co. to the following funds:

     Prudential Money Mart Assets, Inc.
     Prudential Command Government Fund
     Prudential Command Money Fund
     Prudential Government Securities Trust-Money Market Series
     Prudential Institutional Liquidity Portfolio-Money Market Series

The assigned ratings are subject to change based on ongoing evaluation of the funds, as well as other factors that DCR determines to be material to the assigned rating.

If you have any questions or comments, feel free to give me a call.

Sincerely,




/s/ LAMINDY BRANDON-JOSEPH
--------------------------
    Lamindy Brandon-Joseph
    Analyst